UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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LegacyTexas Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)
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April 16, 2018

Dear Fellow Shareholder:
You are cordially invited to attend the annual meeting of shareholders of LegacyTexas Financial Group, Inc.
The annual meeting will be held on Monday, May 21, 2018, at 3:30 PM local time, at the LegacyTexas Business Center, located at 5400 Independence Parkway, Suite 200 in Plano, Texas.
The matters expected to be acted upon at the annual meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.
Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2017. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. Although the Form 10-K is being provided to shareholders with the proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into the proxy statement by reference.
We encourage you to attend the annual meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the annual meeting and to vote your shares in person for matters being acted upon at the annual meeting.
Your Board of Directors and management are committed to the success of LegacyTexas Financial Group, Inc. and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

Anthony J. LeVecchio
Chairman of the Board

LEGACYTEXAS FINANCIAL GROUP, INC.
5851 LEGACY CIRCLE
PLANO, TEXAS 75024
(972) 578-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2018

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of LegacyTexas Financial Group, Inc. (the "Company") will be held as follows:

TIME	3:30 PM local time
Monday, May 21, 2018
PLACE	LegacyTexas Business Center 5400 Independence Parkway, Suite 200 Plano, Texas 75023
ITEMS OF BUSINESS	(1)	Election of directors of the Company.
	(2)	Advisory (non-binding) vote on executive compensation.
	(3)	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.
	(4)	Transaction of such other business as may properly come before the annual meeting, or any adjournments or postponements thereof.
RECORD DATE	Holders of record of Company common stock at the close of business on March 29, 2018, are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Anthony J. LeVecchio
Chairman of the Board
Plano, Texas
April 16, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2018: This Notice of Annual Meeting and LegacyTexas Financial Group, Inc.'s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available on the Internet at http://www.viewproxy.com/LTXB/2018/.

LEGACYTEXAS FINANCIAL GROUP, INC.
5851 Legacy Circle
Plano, Texas 75024
(972) 578-5000

PROXY STATEMENT

INTRODUCTION

The LegacyTexas Financial Group, Inc. (the "Company," "we," "us" and "our") Board of Directors is using this proxy statement to solicit proxies from the holders of Company common stock for use at the Company's upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Monday, May 21, 2018 at 3:30 PM local time at the LegacyTexas Business Center, located at 5400 Independence Parkway, Suite 200, in Plano, Texas.
At the annual meeting, shareholders will be asked to vote on three proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other business that may properly come before the annual meeting, although the Board of Directors knows of no other business to be presented. Certain of the information in this proxy statement relates to LegacyTexas Bank (the "Bank"), the wholly owned subsidiary of the Company.
By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company's Board of Directors to represent you and vote your shares at the annual meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the annual meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the annual meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 16, 2018.
Your proxy vote is important. Whether or not you plan to attend the annual meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.
INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of eight directors of the Company;
Proposal 2.	Advisory (non-binding) vote on executive compensation;
Proposal 3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018;

Shareholders also will transact any other business that may properly come before the annual meeting. Members of our management team will be present at the annual meeting to respond to appropriate questions from shareholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the eight director nominees named in this proxy statement;

•	FOR the advisory vote on executive compensation;

•	FOR ratification of the appointment of Ernst and Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

Who is entitled to vote?
The record date for the annual meeting is March 29, 2018. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the annual meeting. The only class of stock entitled to be voted at the annual meeting is the common stock of the Company. Each outstanding share of common stock is entitled to one vote for each matter before the annual meeting: provided, however, that pursuant to Section D of Article 5 of the Company's charter, no shareholder who beneficially owns more than 10.0% of the shares of our common stock outstanding as of that date may vote shares in excess of this limit. At the close of business on the record date there were 48,264,966 shares of common stock outstanding.
What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
What if my shares are held in the Company's employee stock ownership plan?

We maintain an employee stock ownership plan which owned approximately 4.7% of the Company's common stock at December 31, 2017. Employees of the Company and the Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant's shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, or in the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote the shares “FOR” each of the proposals set forth in this proxy statement. The trustee will vote the shares of Company common stock held in the employee stock ownership plan but not allocated to any participant's account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions and "broker non-votes" (i.e., shares held by a broker, as nominee, which are not voted) will be treated as shares present for quorum purposes.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, the shareholders who are represented may adjourn the annual meeting until a quorum is present. The time and place of the adjourned annual meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the annual meeting.

How do I vote?

You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

You may vote on the Internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

You may vote in person at the annual meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Company common stock on March 29, 2018, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;

•	voting by telephone or on the Internet-your latest telephone or Internet vote will be counted;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the eight director nominees named in this proxy statement;

•	FOR the advisory vote on executive compensation;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018;

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the annual meeting. If any other proposal properly comes before the shareholders for a vote at the annual meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

The Company’s bylaws provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the annual meeting will not be a contested election.  Therefore, directors will be elected at the annual meeting under the majority voting standard described above.

Under the Majority Voting Director Resignation Policy, our Board of Directors shall nominate for election or re-election as a director only those candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon:  (a) their failure to receive the required vote at the next annual meeting at which they face re-election; and (b) the acceptance of such resignation by the Board of Directors.  If an incumbent director fails to receive the required vote for re-election, the Board of Directors shall act on an expedited basis to determine whether to accept the director’s resignation.  The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.  The Board of Directors may consider any factors they deem to be relevant in deciding to accept such a director’s resignation.

The advisory vote on executive compensation and ratification of Ernst & Young LLP each requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will not be counted as votes cast on these matters. Accordingly, abstentions and broker non-votes will have no effect on the advisory vote on executive compensation, or ratification of the appointment of Ernst & Young LLP.

STOCK OWNERSHIP OF MANAGEMENT

The following table presents information regarding the beneficial ownership of Company common stock, as of March 29, 2018, by (i) each director nominee for election as director; (ii) executive officers named in the “Summary Compensation Table” contained in the "Compensation Discussion and Analysis" section of this proxy statement, and (iii) all directors and executives as a group. Except as indicated otherwise, each person has sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The address of each person listed below is the same as the Company's address. An asterisk (*) denotes beneficial ownership of less than one percent. As of March 29, 2018, there were 48,264,966 shares of Company common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
Arcilia C. Acosta	28,148	[1,2]	*
George A. Fisk	203,281	[1]	*
Bruce W. Hunt	273,701	[1,3]	*
Anthony J. LeVecchio	80,530	[1]	*
James Brian McCall	74,784	[1]	*
Karen H. O’Shea	95,132	[1,4]	*
R. Greg Wilkinson	59,070	[1,5]	*
Kevin J. Hanigan	307,206	[1]	*
J. Mays Davenport	95,586	[1,6]	*
Charles D. Eikenberg	86,461	[1]	*
Scott A. Almy	101,471	[1]	*
Thomas S. Swiley	122,910	[1]	*
Directors and executive officers	1,528,280	[1,7]	3.2%

1.Includes restricted stock, stock options and Employee Stock Ownership Plan ("ESOP") shares awarded as set forth in the table below. Individuals have sole voting but no dispositive power over restricted stock and ESOP shares and have no voting or dispositive power over stock options. Reported stock options are currently exercisable or will become exercisable within 60 days after March 29, 2018.

	Restricted Stock	ESOP	Stock Options
Arcilia C. Acosta	4,440	—	—
George A. Fisk	4,440	—	—
Bruce W. Hunt	4,440	—	37,500
Anthony J. LeVecchio	4,440	—	22,500
James Brian McCall	4,440	—	14,500
Karen H. O’Shea	4,440	—	37,500
R. Greg Wilkinson	4,440	—	—
Kevin J. Hanigan	26,265	5,461	132,366
J. Mays Davenport	9,603	1,941	4,566
Charles D. Eikenberg	9,212	5,146	44,233
Scott A. Almy	9,408	4,153	54,466
Thomas S. Swiley	9,212	4,165	54,233
Total	94,780	20,866	401,864

2.	Includes 840 shares held by Ms. Acosta's children.

3.	Includes 1,105 shares owned by Mr. Hunt's spouse and 179,171 shares held in a trust for which Mr. Hunt is the trustee.

4.	Includes 255 shares held by Ms. O'Shea's spouse.

5.	Includes 1,000 shares owned by Mr. Wilkinson's spouse.

6.	Includes 10,407 shares held in a trust for which Mr. Davenport is the trustee.

7.
Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary, or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At March 29, 2018, the shareholders known by management to beneficially own more than five percent of the outstanding common stock of the Company, based on Securities and Exchange Commission ("SEC") filings, were are follows:

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Greater Shareholders:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,270,266	[1]	11.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,098,974	[2]	8.5
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC Neuberger Berman Equity Funds 1290 Avenue of the Americas New York, NY 10104	3,146,910	[3]	6.5

1.
As reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 19, 2018, which reported sole voting power with respect to 5,171,190 shares beneficially owned and sole dispositive power with respect to 5,270,266 shares beneficially owned.

2.
As reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 12, 2018, which reported sole voting power with respect to 66,456 shares beneficially owned, sole dispositive power with respect to 4,025,746 shares beneficially owned, shared voting power with respect to 10,072 shares beneficially owned and shared dispositive power with respect to 73,228 shares beneficially owned.

3.
As reported by Neuberger Berman Group LLC, Neuberger Berman Investment Advisors LLC and Neuberger Berman Equity Funds in a Schedule 13G/A filed with the SEC on February 15, 2018, which reported shared voting power with respect to 3,124,310 shares beneficially owned and shared dispositive power with respect to all shares beneficially owned.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Company’s Board of Directors currently consists of eight members. The Board of Directors, acting on the recommendation of the Board’s Governance and Nominating Committee, has approved the director nominees identified in the table below, each for a one-year term.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Governance and Nominating Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this proxy statement may be unable to serve, if elected.

There are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected, other than Mr. Hanigan who, pursuant to the terms of his employment agreement, shall serve on the Board of Directors of the Company and the Bank during the term of his employment agreement for so long as he is elected to such positions.

Name	Age [1]	Position(s) Held in the Company	Director Since [2]
Arcilia C. Acosta	52	Director	2013
George A. Fisk	68	Vice Chairman of the Board	2015
Kevin J. Hanigan	61	Director, President and CEO	2012
Bruce W. Hunt	59	Director	2012
Anthony J. LeVecchio	71	Chairman of the Board	2006
James Brian McCall	59	Director	2009
Karen H. O’Shea	67	Director	1998
R. Greg Wilkinson	71	Director	2015

1.	At December 31, 2017.

2.	Includes service as a director of the Company's wholly-owned bank subsidiary.

All members of our Board of Directors have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. The qualifications and business experience for at least the past five years of each of the directors and director nominees is set forth below.
Arcilia C. Acosta. Ms. Acosta, who has served on the Board of Directors of the Company since January 2015 and the Board of Directors of the Bank since 2013, is the President and CEO of CARCON Industries and is also the Chief Executive Officer and controlling partner of STL Engineers, both headquartered in Dallas. CARCON Industries, a holding company, manages several subsidiaries including the oil and gas division that is based in Midland, Texas. Ms. Acosta has served as a Director of Energy Future Holdings Corporation for over ten years since 2008, and serves on both the audit and compensation committees. Energy Future Holdings is a Dallas-based energy company with a portfolio of competitive and regulated businesses, including TXU Energy, Luminant Corporation and ONCOR Services. In May 2017, Ms. Acosta joined the board of TPG Pace Energy Holdings, a publicly traded company focused in the oil and gas sectors, where she serves on the audit and compensation committees. Ms. Acosta has served on the advisory boards of Amegy Bank - Dallas, and as a member of the national advisory board for BBVA/Compass. She spent seven years at Bank One Texas, N.A. Ms. Acosta is a member of the national Women Energy Directors Network, and in 2014, she was inducted into the National Women’s Business Hall of Fame. Ms. Acosta is a graduate of Texas Tech University and the Harvard University Business School-Corporate Governance Program. In March 2016, Texas Governor Greg Abbott appointed Ms. Acosta to the Texas Higher Education Coordinating Board. It is because of her business acumen and experience in banking, as well as her knowledge of the communities we serve, that the Company has concluded that Ms. Acosta should continue serving on the Board of Directors.
George A. Fisk. Mr. Fisk joined the Board of Directors of the Company and of the Bank in January 2015 as Vice Chairman, following completion of the merger with LegacyTexas Group, Inc., where Mr. Fisk served as Chief Executive Officer and Vice Chairman since 2004. Between 2001 and 2004, Mr. Fisk served as a partner at McGladrey LLP, an independent accounting and consulting firm. Prior to joining McGladrey LLP, Mr. Fisk served as a shareholder of Fisk & Robinson, P.C., which merged with McGladrey LLP in 2001. He has worked in the financial services sector for more than 40 years. He currently serves as a board member of the Independent Bankers Financial Corporation. Mr. Fisk is a member of the Chief Executives Round Table, a former director of the Federal Reserve Bank of Dallas and a former advisory board member of the College of Business of the University of North Texas and the Texas Tech University Graduate School of Banking. Mr. Fisk, who serves as an Audit Committee financial expert, holds a B.A. in government from Texas Tech University and an M.B.A. in banking and finance from the University of North Texas. Mr. Fisk is a Certified Public Accountant. It is because of his extensive and varied accounting, banking and advisory experience, as well as his knowledge of the communities we serve, that the Company has concluded that Mr. Fisk should continue serving on the Board of Directors.
Kevin J. Hanigan. Mr. Hanigan is a Director and Chief Executive Officer of the Company and the Bank, positions he has held since the completion of the Highlands Bank acquisition with and into the Company in April 2012. Prior to joining the Company, Mr. Hanigan was the Chairman and Chief Executive Officer of Highlands Bank, serving in those roles since 2010. Prior to joining Highlands Bank, Mr. Hanigan was employed by Guaranty Bank starting in 1996, serving in numerous capacities including Chief Lending Officer, Executive in charge of Retail Banking, and finally as Chairman and Chief Executive Officer of Guaranty Bank and its parent company, Guaranty Financial Group, Inc. (which filed for bankruptcy in August 2009). Mr. Hanigan began his career with Bank of the Southwest in Houston in June 1980. He earned his undergraduate degree and Master of Business Administration from Arizona State University. Mr. Hanigan serves on the Board of Directors of Goodwill Industries of Dallas and the Dallas Citizen's Council. With over 37 years of experience working in the banking industry in Texas and serving as chief executive officer of several institutions, Mr. Hanigan brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.
Bruce W. Hunt. Mr. Hunt joined the Board of Directors of the Company and of the Bank in 2012, following completion of the merger of Highlands Bancshares, Inc. with and into the Company. Mr. Hunt is President of Petro-Hunt, L.L.C., an independent oil and gas production company headquartered in Dallas, Texas. Mr. Hunt is a graduate of the University of Texas with a BBA in Petroleum Land Management. He currently serves on the Board of Directors of Hornbeck Offshore Services, Inc. (NYSE: HOS) and is the independent lead director for that company. Mr. Hunt is active in a number of industry and professional organizations such as the American Petroleum Institute (API), Independent Producers Association of America (IPAA), National Ocean Industries Association (NOIA), and All-American Wildcatters. Mr. Hunt serves on the Board of Trustees at Texas Christian University (TCU) and is a past member of the International Board of Visitors at TCU's Neeley School of Business. Mr. Hunt is an experienced business leader. The depth and breadth of his general business knowledge, coupled with the experience he has gained as a director of Highlands Bancshares and as the lead independent director for another publicly held company makes Mr. Hunt a valuable member of the Board.

Anthony J. LeVecchio. Mr. LeVecchio joined the Board of Directors of the Company (including its predecessor entity) and the Bank in September 2006. He has served as Chairman of the Board since 2014. Mr. LeVecchio is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. In 2014, he was named Outstanding Public Company Director by Dallas Business Journal and the North Texas National Association of Corporate Directors. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio currently serves on the board of directors of Dougherty's Pharmacy (a publicly traded value-oriented investment firm based in Dallas), formerly known as Ascendant Solutions. Mr. LeVecchio also served on the boards of directors of DG Fast Channel (a publicly traded technology company based in Dallas, Texas) until July 2011, Microtune, Inc. (a former publicly traded radio frequency silicon and systems company based in Plano, Texas) until November 2010, and Uni-Pixel, Inc. (a publicly traded technology company based in Santa Clara, California) until August 2017. Uni-Pixel, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in August 2017. Mr. LeVecchio, who serves as one of our audit committee financial experts, holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College, where he formerly served on the Board of Trustees. Mr. LeVecchio is a lecturing professor for financial statement analysis classes in the undergraduate and MBA programs at the University of Texas, Dallas. His broad experience serving on the boards of publicly traded companies, together with his expertise and extensive experience in accounting and finance and his sharp focus on the financial efficiency and profitability of the institution, have contributed significantly to our efforts since he joined the Board in 2006.
James Brian McCall, Ph.D. Dr. McCall has served on the Board of Directors of the Company since 2011 and of the Bank since 2009. He is chancellor of the Texas State University System, the oldest and third-largest university system in Texas, comprising eight institutions with more than 84,000 students and 15,000 faculty and staff. Dr. McCall previously served in the Texas House of Representatives, first elected in 1991 to represent the areas of North Dallas, Frisco, Allen, and Plano. As a representative, McCall served as chairman of the House Calendars Committee and as a member of the Higher Education Committee. Texas Monthly named him one of the "10 Best" legislators of the 2009 session. McCall was President of Westminster Capital Corporation, an investment firm focused on acquisitions primarily in software and technology. A long-time civic and community volunteer, McCall was founder and chairman of the board of The Empowerment Project, a non-profit organization which has sent more than $10 million worth of math and science books to disadvantaged schools in the Republic of South Africa, and helped construct a library in Vietnam through the Libraries of Love organization. McCall's management and legislative expertise, as well as his civic and community involvement, give him a broad range of experience and knowledge which he draws upon for service on our Board and his assigned committees.
Karen H. O'Shea. Ms. O'Shea has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1998. Prior to her retirement in 2008, she was Vice President of Communications and Public Relations for Lennox International Inc., a NYSE-listed manufacturer of heating and air conditioning equipment. During her 25 years at Lennox, Ms. O'Shea's responsibilities included media relations, corporate communications, investor relations and human resources, including compensation and employee development. Prior to her tenure at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. She also served on the Board of Directors of Richardson Regional Medical Center for eight years, including a term as Vice-Chairman. Ms. O'Shea's expertise in corporate communications for a NYSE-listed company and her experience in human resources, employee development and compensation, as well as her experience on the boards of both a large regional medical institution and a publicly traded financial institution, give her a broad range of experience she draws upon for her service on our board and her assigned committees.
R. Greg Wilkinson. Mr. Wilkinson joined the Board of Directors of the Company and of the Bank in January 2015, following completion of the merger with LegacyTexas Group, Inc., where Mr. Wilkinson served on the Board of Directors of LegacyTexas Bank since 2007. Mr. Wilkinson previously served in various capacities at Hill & Wilkinson General Contractors since 1985. Prior to that, he served as the Vice President and General Manager of the regional division of a worldwide general contractor. Mr. Wilkinson has over 40 years of experience in the construction industry. He serves on the Board of Directors of the Dallas Regional Chamber of Commerce and is a member of the Salesmanship Club of Dallas. At the appointment of Governor Perry, Mr. Wilkinson served on the Board of Regents of the Texas State University System for six years, and also served 12 years on the YMCA of Metropolitan Dallas Properties Committee. He is a past Board member of the Real Estate Council (TREC) and Circle Ten Council of Boy Scouts of America. Mr. Wilkinson earned a B.S. in Mechanical Engineering from Southern Methodist University, and completed advanced management education programs at both Southern Methodist University and Penn State University. It is because of his knowledge of the real estate and construction business and business acumen, as well as his knowledge of the communities we serve, that the Company has concluded that Mr. Wilkinson should continue serving on the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

This Compensation Discussion & Analysis (“CD&A”) provides an overview and analysis of our compensation programs, and illustrates that we are committed to a pay for performance standard. Moreover, we emphasize that our compensation philosophy requires that executive compensation align with Company performance, not just personal performance. Below, we review the material factors considered in making executive compensation decisions. The Compensation Committee values strong governance processes, seeks to understand shareholder expectations, and considers published guidance from governance advisers, banking regulators and peer bank practices with which the Company competes for executive talent.
The CD&A reviews the compensation program for our named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2017. Our 2017 NEOs were:

Executive	Position
Kevin J. Hanigan	President and Chief Executive Officer ("CEO")
J. Mays Davenport	Executive Vice President, Chief Financial Officer
Charles D. Eikenberg	Executive Vice President, Community Banking
Scott A. Almy	Executive Vice President, Chief Operating Officer, Chief Risk Officer and General Counsel
Thomas S. Swiley	Executive Vice President, Chief Lending Officer

2017 Business Highlights

2017 was another successful year for the Company, as our dedicated team continued to execute our strategy by growing our customer base and franchise while actively serving each of our communities. Net income for the year ended December 31, 2017 totaled $89.5 million, which included a $13.5 million income tax adjustment to the Company's deferred tax asset related to the enactment of the Tax Cuts and Jobs Act ("TCJA") on December 22, 2017. Excluding this adjustment, net income totaled $103.0 million for the year ended December 31, 2017, an increase of $5.2 million from the year ended December 31, 2016*. Basic earnings per share on a GAAP basis for the year ended December 31, 2017 was $1.91, down $0.20 from $2.11 for the year ended December 31, 2016, while core (non-GAAP) basic earnings per share* for the year ended December 31, 2017 was $2.19, up $0.11 from $2.08 for the year ended December 31, 2016.

The enactment of the TCJA made key changes to the U.S. tax law, including the reduction of the U.S. federal corporate tax rate from 35% to 21%. In connection with the enactment of the TCJA, in early 2018, the Company awarded all full-time employees whose salary is under $100,000 with a $1,000 bonus, as well as increased the Company's minimum wage to $15 from $11 per hour for all non-commission-based employees. The TCJA provided the Company with a unique opportunity to express appreciation for the contributions of employees who embrace the challenge of delivering exceptional service to our customers. We believe that the increase will strengthen our ability to retain and attract top talent. Our experience shows that higher quality employees with longer tenures are best suited to consistently meet the expectations of those that we serve.

* Please see our Current Report on Form 8-K, furnished to the SEC on January 23, 2018 for reconciliation of these non-GAAP financial measures.

During 2017, we also:

•	Increased net interest income by $29.2 million, or 10.3%, while limiting the increase in total non-interest expense to 2.5%;

•	Paid quarterly dividends totaling $0.61 per common share, or $29.3 million, up from $0.58 per common share, or $27.7 million, during the year ended December 31, 2016;

•
Improved the GAAP efficiency ratio to 45.2%, compared to 46.8% for the year ended December 31, 2016, and improved the core efficiency ratio* to 45.4%, compared to 47.3% for the year ended December 31, 2016; and

•	Ranked above the 80th percentile (compared to the KBW NASDAQ Regional Bank Index) in three of our four annual incentive goals.

* Please see our Current Report on Form 8-K, furnished to the SEC on January 23, 2018 for reconciliation of these non-GAAP financial measures.

Shareholder Outreach and Engagement

Shareholder outreach is an integral part of the Company's business practices. We speak with and receive feedback frequently from our investors on a variety of topics, including our financial performance, governance and executive compensation. The feedback we get from investors through our outreach and engagement serves to inform our evolving compensation strategy and is taken into consideration during our review of our executive compensation programs and pay for performance philosophy. At the annual meeting of shareholders held in May 2017, the Company’s non-binding advisory vote on executive compensation received a 98% approval vote.

Best Practice Compensation Approaches

To encourage long-term value creation, we align our executive officers' interests with the interests of our shareholders and always strive to follow good governance practices. We continue to feature many "best practices" in our executive compensation program, including:

✓	Significant stock ownership requirements for both senior executives and the Board of Directors
✓	No excise tax gross-ups for change-in-control payments
✓	"Double trigger" change in control vesting provision for 2016 and later stock-based grants
✓	No repricing or replacing of underwater stock options without shareholder approval
✓	Cap on payments under annual incentive plan
✓	Recoupment/Clawback policy
✓	Anti-hedging and anti-pledging policies
✓	Annual non-binding Say on Pay vote
✓	Compensation committee comprised entirely of independent directors
✓	Protective covenants in award agreements obligating executive officers to maintain confidentiality
✓	Independent compensation consultant who works solely for the Compensation Committee and performs no other work for the Company

Compensation Philosophy and Key Considerations

Overarching Compensation Philosophy

Our executive compensation programs are designed to encourage and reward outstanding financial results and shareholder returns over the long-term. We use long-term stock-based compensation to align the interests of executive officers with our shareholders and believe the combined elements of our compensation program help us attract, retain and motivate leadership to sustain our competitive advantage. We set compensation opportunities for our executives to be competitive with our peer group, with actual pay dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results, through stock and cash-based compensation. This balanced approach towards compensation supports our business strategies, aligns with our pay-for-performance philosophy and is reinforced through sound compensation governance to mitigate excessive risk taking.

Compensation Program Objectives

There are five primary objectives of our executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How our Program Supports this Objective
Support the achievement of the Company’s vision and business strategy	•	Incentive performance goals are intended to support and align with our financial and strategic objectives by focusing our executives on profitability, asset quality and strategic accomplishments.
	•	Executive equity awards are directly tied to the Company’s performance results and long-term shareholder value creation (i.e., stock price).
Pay executives in line with performance, which we believe will increase long-term shareholder value	•	Payouts for the annual incentive range are commensurate with performance.
•
When we miss our goals, payouts will be reduced or eliminated; performance at our target will pay out competitive awards (i.e., median); when we exceed our performance goals and/or peer performance, our payouts will be at the upper end of market practice (e.g., 75th percentile) and if we miss our goals, our performance will fall below median.

	•	Our long-term, stock-based plan rewards stock price appreciation and the creation of long-term shareholder value.
Attract and retain talented executives to succeed in today’s competitive marketplace	•	Market competitive base salaries and total compensation opportunities allow us to attract and reward executives for their role, expertise and contribution.
	•	Annual incentives reward our executives for achieving our annual business goals.
	•	Long-term, stock-based incentives and associated multi-year vesting serve to help us retain our top talent and motivate them for long-term success.
Align the interests of our executive officers and shareholders	•	Long-term incentive compensation awards are stock-based.
	•	Stock ownership guidelines require our executives to obtain and hold a significant amount of our stock.
	•	The Compensation Committee reviews our programs and pay-performance relationships on a regular basis.
	•	The Compensation Committee reviews alignment between CEO pay and total shareholder return.
Reinforce sound risk management practices	•	Multiple performance metrics are used, including those that serve to reduce risk.
	•	Awards are capped to mitigate excessive payouts.
	•	Our program reflects a balanced perspective of short- and long-term pay, cash and equity, fixed and variable pay and absolute and relative performance.
•
The Compensation Committee has the authority to exercise discretion to reduce bonus payments even if established goals are achieved, including instances in which executives engage in excessive risk taking.

	•	Executive incentive payments are subject to a clawback provision that requires repayment of the incentive if any payment is made based upon materially inaccurate financial statements.
•
The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

Roles and Responsibilities
Compensation Committee. The Compensation Committee operates under a written charter and is comprised solely of independent directors. The Compensation Committee oversees our executive compensation program and is responsible for administering our cash and stock-based incentive plans. The Compensation Committee also has the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy and ensuring that the total compensation paid to executives is fair, reasonable and performance-based, while being aligned with shareholder interests.
At least annually, the Compensation Committee reviews all components of compensation paid to our CEO and other executive officers (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.). This review includes an examination of the total compensation mix, pay-for-performance relationship, and how all elements in aggregate comprise the executive’s total compensation package. The Compensation Committee reviews the employment contract with the CEO and the Change-in-Control agreements or any severance agreement with other executive officers. The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to any plans.
The Compensation Committee meets at least annually to review our incentive compensation plans to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take any steps necessary to mitigate or eliminate such risks. The Compensation Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate these risks. Within this framework, the Compensation Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. All of our plans have links to corporate or business line results and allow for incentive awards to be adjusted downward. Our governance procedures also ensure awards are reviewed for appropriateness before they are distributed. It is both the Compensation Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.
The Compensation Committee reviews the NEOs’ performance annually. In setting the compensation of the NEOs other than the CEO, the Compensation Committee considers the recommendations of the CEO. In addition, input and data is regularly obtained from individuals employed in our internal legal, accounting and human resources departments, as well as from outside consultants and advisers, as a matter of practice in an effort to ensure that the Compensation Committee has the information it needs to carry out its duties and to provide the Compensation Committee with additional perspective. In particular, the Compensation Committee seeks input from the CEO on matters relating to strategic objectives, Company performance goals and his assessment of the NEOs, including contribution and individual performance of each of his direct reports. The Chief Human Resources Officer and the General Counsel often assist the Compensation Committee on matters of design, administration and operation of the Company’s compensation programs. In some cases, the Compensation Committee delegates’ responsibilities to the Chief Human Resources Officer or the General Counsel to assist in development of design considerations and they may be requested, on the Compensation Committee’s behalf, to work with its consultant to develop proposals for the Compensation Committee’s consideration. The Chief Human Resources Officer and the General Counsel report to the Compensation Committee directly on such matters. The Compensation Committee also receives regular updates from the Chief Financial Officer throughout the year as appropriate. While executives are requested from time to time to provide insight, suggestions and recommendations to the Compensation Committee regarding executive compensation, executives are not present during the Compensation Committee’s deliberations and only Compensation Committee members vote on decisions regarding executive compensation.
The Compensation Committee is advised regularly by an independent compensation consultant. This compensation consultant acts at the sole discretion of the Board of Directors and/or the Compensation Committee, which have the sole authority to select, evaluate, retain and dismiss the consultant.
Independent Compensation Consultant. Prior to August 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC ("Meridian") to act as its independent consultant and to assist in satisfying the Committee's responsibilities. Executive compensation decisions made during the first half of the year were made based on the advice and counsel of Meridian. In August 2017, the Compensation Committee retained Willis Towers Watson ("WTW") to act as its independent consultant. WTW reports directly to the Compensation Committee and management may not engage WTW to perform any other work for the Company. As requested by the Compensation Committee, WTW may coordinate with the Company’s Human Resources and Legal Departments to perform activities on the Compensation Committee's behalf. The Compensation Committee Chair has regular contact with WTW outside committee meetings, as appropriate.
The Compensation Committee has considered WTW's independence for the 2017 fiscal year and whether its work raised conflicts of interest under Nasdaq listing standards and SEC rules. Based on information received from WTW and other relevant considerations, the Compensation Committee concluded that WTW is independent and that its work for the Compensation Committee did not raise any conflicts of interest. WTW attended several Compensation Committee meetings and provided independent advice to the Compensation Committee on current trends and best practices in compensation programs. WTW does not separately meet with the NEOs or discuss with the NEOs any aspect of their compensation.

Peer Group and Competitive Benchmarking

The Compensation Committee periodically requests the independent consultant to conduct competitive benchmarking. This data is used as a reference for program design and evaluation of the entire executive compensation package. The last comprehensive competitive review was conducted by Meridian in 2017 to provide competitive market perspective. A peer group based on objective criteria that reflected commercial banks between $3 billion and $14 billion in assets located in the Southwest and Midwest regions positioned the Company at the median for assets. The peer group set forth below was used as a resource for developing and assessing the 2017 pay program and reviewing pay-performance alignment.

1st Source Corporation	Heartland Financial USA, Inc.
BancFirst Corporation	Hilltop Holdings Inc.
Bank of the Ozarks, Inc.	Home BancShares, Inc.
Chemical Financial Corporation	Independent Bank Group, Inc.
First Busey Corporation	International Bancshares Corporation
First Financial Bancorp	MB Financial, Inc.
First Financial Bankshares, Inc.	Old National Bancorp
First Merchants Corporation	Park National Corporation
First Midwest Bancorp, Inc.	Simmons First National Corporation
Great Western Bancorp, Inc.	Southside Bancshares, Inc.

As a part of their work during the latter half of 2017, WTW reviewed the comparator group and provided recommendations for changes in the composition of the group. WTW’s recommendations were based on the following selection criteria:

•	Organizations classified as regional banks under the GICS industry classification system.

•	Institutions with assets generally ranging from .5x - 2.5x our assets (approximately $4.5 billion and $22.5 billion).

•	Institutions headquartered in major Metropolitan Statistical Areas in the South and Midwest, with operations in Texas or other high growth markets.

Based on this criteria, WTW recommended, and the Committee approved, the following institutions as the comparator group for evaluating our executive pay practices. This group will serve as the basis for the evaluation of our NEO's compensation for 2018.

BancFirst Corporation	International Bancshares Corporation
Bank of the Ozarks, Inc.	MB Financial, Inc.
Cadence Bancorporation	National Bank Holdings Corporation
First Financial Bancorp	Pinnacle Financial Partners, Inc.
First Financial Bankshares, Inc.	Prosperity Bancshares, Inc.
First Midwest Bancorp, Inc.	Simmons First National Corporation
Heartland Financial USA, Inc.	Southside Bancshares, Inc.
Hilltop Holdings Inc.	Texas Capital Bancshares, Inc.
Independent Bank Group, Inc.

Compensation Elements

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above and include the following components:

•	Base salary

•	Annual cash incentive

•	Long-term equity incentives

•	Benefits

The following section summarizes the components of our compensation program as it applies to our NEOs.

Base Salary

Base salaries for the NEOs are targeted at the median of our peer group, with actual salaries considering individual performance, contribution and any other unique factors about the role. Salaries are reviewed during the first quarter of each year as part of the annual performance review process. Adjustments, if any, are made based on recognition of performance and market competitiveness while maintaining our goal to keep fixed costs at an appropriate level. The Compensation Committee independently establishes the base salary for the CEO, and the CEO makes recommendations with respect to salary adjustments for the other NEOs to the Compensation Committee, which takes recommendations into account when making final NEO salary decisions.

Annual Cash Incentive

Annual cash incentive awards are provided through our Executive Incentive Program ("EIP"), which is designed to motivate and reward senior executives for their contribution to our performance and success. The EIP focuses on the financial measures that are critical to the Company's growth and profitability. The objectives of the EIP are as follows:

•Recognize and reward achievement of our annual business goals;
•Motivate and reward superior performance;
•Attract and retain talent needed to grow our franchise;
•Be competitive with market;
•Encourage teamwork and collaboration among leadership and across business groups;
•Increase engagement and commitment to the Company; and
•Ensure appropriate risk balance in plan design and governance policies.

Each participant has a range, expressed as a percentage of base salary, which defines his or her incentive award opportunity. Actual awards are allocated on the four defined performance measures. The following table summarizes the range of incentive award opportunities for the 2017 plan year.

Role	Below Threshold	Threshold (50% of Target)	Target (100% of Target)	Maximum (170% of Target)
CEO	0%	30%	60%	102%
Executive VPs	0%	20%	40%	68%

Plan Gate/Trigger. In order for an award to be earned under the EIP, the Company’s core (non-GAAP) net income must equal or exceed 85% of budgeted core net income. Core net income is the Company’s net income adjusted for the impact of infrequent or non-recurring items. Any adjustments to core net income made for the purpose of determining whether any EIP awards have been earned must be approved by the Compensation Committee and ratified by the Board of Directors. If core net income equals or exceeds 85% of budgeted core net income for the year, the EIP is “activated” with actual amounts earned determined in accordance with the performance measures set forth in the EIP. Conversely, if core net income is less than 85% of budgeted core net income for the year, then no awards will be earned or paid under the EIP for the year. For the year ended December 31, 2017, the EIP was activated as core net income exceeded 85% of budgeted core net income. The following is a reconciliation of core net income to net income for the year ended December 31, 2017.

(Dollars in Thousands)
GAAP net income	$89,494
One-time tax adjustments (1)	13,493
(Gain) on sale of branch locations	(1,084)
Core (non-GAAP) net income	$101,903
(1) This one-time income tax expense adjustment consists of an adjustment to the Company's deferred tax asset related to the December 22, 2017 enactment of the Tax Cuts and Jobs Act.
Performance Assessment. The amount earned by an NEO under the EIP for 2017 was determined based on the Company's performance against four defined financial performance measures: (1) net interest margin; (2) core (non-GAAP) efficiency ratio; (3) return on average equity; and (4) non-performing assets to average total assets ("NPAs/Average Assets") compared on a relative basis to the companies contained in the KBW NASDAQ Regional Bank Index (the "KBW Index"), excluding non-exchange traded banks (e.g., OTCBB, Pink Sheet). The Compensation Committee believes that these four financial metrics focus our executives on profitability and asset quality, which in turn drives long-term shareholder value.

Performance Measure	Performance Results and Payout			Weight
	Threshold (50% payout)	Target (100% payout)	Stretch (170% payout)
Net Interest Margin	35th Percentile	50th Percentile	75th Percentile	25%
Core Efficiency Ratio				25%
Return on Average Equity				25%
NPAs/Average Assets				25%
Total				100%

Award Payouts. Awards earned under the EIP are paid in cash after the end of the performance period. The Compensation Committee reserves the right to apply negative discretion to awards earned under the EIP, as needed, to reflect business environment, market conditions that may affect the Company's performance and incentive plan funding, as well as overall risk and regulatory issues. EIP awards are subject to our clawback policy. See, "-Other Compensation and Governance Policies and Practices-- Recoupment or Clawback Policy" below.
See "2017 Compensation Decisions" for a detailed description of 2017 incentive award payouts.

Long-Term Incentives
Long-term incentives in the form of stock-based awards are granted to key employees to reward them for performance that results in sustained appreciation in the market value of our common stock, thereby directly aligning their interests with the long-term interest of shareholders. These long-term equity-based incentive awards have been granted pursuant to the Company's 2012 and 2007 Equity Incentive Plans. In May 2017, our shareholders approved a new long-term equity incentive plan, the 2017 Omnibus Incentive Plan (the "2017 Plan"). As a result of the approval of the 2017 Plan, no further awards will be made under the 2012 and 2007 Equity Incentive Plans.
Awards are generally granted annually, typically during the first or second quarter, by the Compensation Committee as this enables the Compensation Committee to coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance. In addition, grants may be awarded during the year as appropriate for promotions and new hires.
The Compensation Committee generally uses a mix of performance-based and time-based restricted stock for the annual long-term incentive awards to the NEOs, although it has from time to time used stock option awards. Performance-based restricted stock awards are used to reward future performance, with payout of the awards conditioned on satisfaction of preset performance goals over the performance period. Time-based restricted stock awards granted to NEOs and other executives are typically subject to either a three-year annual or cliff vesting schedule, and continued employment. Restricted stock, both performance and time-based, has a strong retention feature, aligns our executive officers’ interests with shareholder interests and supports stock ownership objectives. Our stock option awards typically vest ratably over a three- or five-year period commencing on the first anniversary of the date of grant, subject to continued employment. Stock options provide a longer perspective and reward sustained stock price appreciation.
Vesting of restricted stock and stock option awards generally accelerate upon an executive’s death or disability, and for awards granted prior to 2016, upon a change in control. Beginning in 2016, awards granted to executives no longer automatically vest upon a change in control, but contain provisions for vesting upon certain qualifying terminations of employment after the change in control (so-called “double-trigger” vesting).
Performance-based long-term incentive awards are subject to our clawback policy. See, "-Other Compensation and Governance Policies and Practices-- Recoupment or Clawback Policy" below.
Benefits
General. We offer all of our employees benefit programs that provide protection for health, welfare and retirement. These programs are typical at most companies and include healthcare, life insurance, and disability, dental and vision insurance, as well as an employee stock ownership plan and a 401(k) retirement program.
Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan that allows select employees to defer all or a portion of their current base salary and annual cash incentive award and directors to defer a portion of their director compensation into the plan until a date specified by the participant at the time of the deferral or upon his or her termination of service, disability or the occurrence of a change in control. All funds deferred by participants are deposited into a brokerage account owned by the Company, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her funds on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have such funds distributed upon either the earlier or later of either a specified payout date or the participant's termination of service. Participants may also request distributions from his or her account in connection with an unforeseeable financial emergency.
Perquisites and Other Personal Benefits. We provide our NEOs with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to the NEOs. The incremental costs to us of providing these perquisites and other personal benefits to the NEOs for the fiscal year ended December 31, 2017 are included in the Summary Compensation Table under the “All Other Compensation” column. Perquisites are generally limited to health benefit and automobile allowances.
Employment Agreement of Kevin J. Hanigan. Kevin J. Hanigan, President and CEO of the Company, has an existing employment agreement with the Company. The agreement, which was entered into in December 2013, provides for an initial term expiring February 28, 2015, with an automatic annual extension on the last calendar day of February of each year, provided that neither party has given notice to the other in writing at least 60 days prior to such automatic extension date that the term of the agreement shall not be extended further. Under the terms of the agreement, in the event Mr. Hanigan’s employment is terminated for any reason other than cause, death, or disability, or if Mr. Hanigan terminates his employment for good reason and, in each case, unrelated to a change in control, the Company will (i) pay Mr. Hanigan his base salary, as in effect on the termination date, for the longer of the remainder of the term or 18 months, (ii) pay him his pro rata portion of any earned but unpaid target bonus and (iii) provide him with group health coverage substantially similar to the Company’s group health coverage in which he was participating immediately prior to his termination (which coverage shall continue until the earlier of two years following the date of termination, or the date on which he is or becomes eligible for comparable coverage under the group health plan of a subsequent employer).
If Mr. Hanigan’s employment is terminated by him for good reason or by the Company for a reason other than cause within six months preceding or 12 months following a change in control of the Company, Mr. Hanigan will be entitled to receive (i) a lump sum cash payment equal to two times his highest annual base salary for the three-year period ending on the date of termination (less the sum of any salary continuation payments described in the preceding paragraph that may have been paid to him pursuant to his termination), (ii) a lump sum cash payment in an amount equal to two times the greater of the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or the target bonus for the fiscal year in which the date of termination occurs, and (iii) group health coverage substantially similar to the Company’s group health coverage in which he was participating immediately prior to his termination (which coverage shall continue until the earlier of two years following the change in control, or the date on which Mr. Hanigan is or becomes eligible for comparable coverage under the group health plan of a subsequent employer). In the event the Company and its wholly owned banking subsidiary are at least adequately capitalized, as determined by the Company’s Board of Directors in good faith, at the time a change in control occurs, then the phrase “two times” in subparagraphs (i) and (ii) in the preceding sentence shall be replaced with the phrase “three times.” In addition, other than awards issued in or after 2016 which are subject to a "double trigger" change in control vesting provision, each long-term stock-based incentive compensation award held by Mr. Hanigan and outstanding as of immediately prior to a change in control shall fully vest upon the change in control.
Mr. Hanigan’s employment agreement contains a 24 month non-competition agreement and non-solicitation provisions which commences upon his termination of his employment for any reason under the employment agreement. In addition, the value of compensation and benefits payable under the employment agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.
Change in Control and Severance Benefits Agreements. The Company has entered into Change in Control and Severance Benefit Agreements with Mr. Davenport, Mr. Eikenberg, Mr. Almy and Mr. Swiley. The agreements are for one-year periods and are extended annually on each anniversary date thereof, provided that within the 90 day period prior to such anniversary the Compensation Committee explicitly reviews and approves the extension. Under the terms of the agreements, in the event of the executive's involuntary termination unrelated to a change in control, the Company will (i) continue to pay the executive’s base salary, as in effect on the termination date for one year and (ii) provide to the executive, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The executive also shall be provided with reasonable outplacement services for one year following an involuntary termination. In the event the executive’s involuntary termination occurs within six months preceding or 12 months following a change in control, the Company will (i) pay executive a lump sum cash payment equal to two times the executive’s average annual base salary for the three-year period ending on the date of termination, (ii) pay a lump sum cash payment in an amount equal to two times the greater of (A) the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or (B) the target bonus for the fiscal year in which the date of termination occurs, (iii) provide group health coverage until the earlier of (A) two years following termination, or (B) the date on which the executive becomes eligible for comparable coverage of a subsequent employer, and (iv) provide the executive with reasonable outplacement services for one year. The severance payments are subject to the executive executing a general release.

2017 Compensation Decisions
Base Salaries
Over time, an executive officer’s base salary will reflect a combination of factors, including competitive pay levels relative to the benchmarking peer group, the position’s role, level of authority and responsibility, internal pay equity, the individual’s expertise, experience and skill level and the officer’s overall contribution to the business and performance in managing his area of responsibility. We do not use a quantifiable formula or weighting of the above-mentioned factors; however, as noted above, we generally seek to target an executive officer’s base salary level at the median of our benchmarking peer group.

In February 2017, the Compensation Committee reviewed the base salaries of our NEOs against those of the benchmarking peer group and within the context of the senior leadership team as a whole. For each of the NEOs, the Compensation Committee reviewed market data provided by the compensation consultant and considered their individual experience, responsibilities and performance, as well as expanded roles and responsibilities of the team in light of the Company's growth. The Compensation Committee also considered recommendations from Mr. Hanigan regarding base salaries for the other NEOs. Based on this review, the Compensation Committee approved increases to the base salaries of the executive team as indicated in the table below.

Name	2016 Salary	2017 Salary	% Increase 2016 to 2017
Kevin J. Hanigan	$640,000	$750,000	17.2%
J. Mays Davenport	320,000	375,000	17.2
Charles D. Eikenberg	300,000	350,000	16.7
Scott A. Almy	310,000	365,000	17.7
Thomas S. Swiley	300,000	350,000	16.7

Annual Cash Incentive

For 2017, core net income was 94% of budgeted core net income, which exceeded the minimum threshold to activate the plan, thus providing the NEOs the ability to earn an annual incentive award under the EIP. As previously stated, we review the Company's performance for our stated financial metrics against the performance of the companies in the KBW Index. The following table summarizes the performance thresholds and potential target payout allocations.

Company Percentile Rank Against KBW Index*	% Target Payout
Below 35th percentile	0%
Equal to 35th percentile	50%
Equal to 50th percentile	100%
Equal to 75th percentile or greater	170%

* Interpolation is used between percentiles equal to and greater than the 35th percentile to determine the actual payout percentage of the annual incentive award.
The table below summarizes our performance under the stated financial metrics against the performance of the companies in the KBW Index and the payout percentage earned for each financial metric. Our performance with respect to three of the four metrics ranked in the top percentile (above the 75th percentile) when compared to the performance of the companies in the KBW Index, indicating our strong performance relative to other banks across the United States. One metric, NPAs to Average Assets, ranked at the 10th percentile.

Performance Measure	Weight	Actual Percentile Ranking	Payout Allocation
Net Interest Margin	25%	82%	170%
Core Efficiency Ratio	25%	84%	170%
Return on Average Equity	25%	84%	170%
NPAs/Average Assets	25%	10%	0%

Based upon the foregoing results, the NEOs earned annual cash incentive awards for 2017 under the EIP, at 128% of the target level, as follows:

Executive	Target Incentive Opportunity (% of base salary)	Actual % of Incentive Earned (% of base salary)	Payout
Hanigan	60%	77%	$573,750
Davenport	40%	51%	$191,250
Eikenberg	40%	51%	$178,500
Almy	40%	51%	$186,150
Swiley	40%	51%	$178,500

Long-Term Incentives
As stated above, long-term incentives (in the form of stock-based awards) align our NEOs’ interests with those of our shareholders and incentivize the creation of shareholder value as well as the achievement of financial and strategic initiatives. We also believe that offering our NEOs stock-based incentives gives us an advantage in terms of attracting and retaining executive talent in an increasingly competitive environment.
For 2017, the Compensation Committee evaluated peer data to determine the long-term incentive award values and proposed mix. Awards to the NEOs were determined by reviewing the equity award practices at the companies in the compensation peer group (described under “Peer Group and Competitive Benchmarking"), and the Compensation Committee determined awards that were both market competitive and commensurate with the executive’s performance, tenure and skills. Based on the foregoing, the Compensation Committee granted restricted stock awards to the NEOs, with 50% of the aggregate value of the awards granted as performance-based restricted stock and the remaining 50% as time-based restricted stock. The Compensation Committee also awarded the NEOs non-qualified stock options due to the limited number of shares remaining available for grant as restricted stock awards under the Company's 2012 and 2007 Equity Incentive Plans.
The long-term incentive awards made to the NEOs in 2017 are set forth in the Grants of Plan-Based Awards table on page 29 of this proxy statement under the “Estimated Future Payouts under Equity Incentive Plan Awards” and “All Other Stock Awards” columns, for performance-based and time-based restricted stock grants, respectively. In addition, the aggregate grant date fair value of these awards is set forth in the “Stock Awards” column in the Summary Compensation Table on page 27 of this proxy statement.
2017 Performance-Based Restricted Stock. The 2017 performance-based restricted stock grants to our NEOs vest based on the Company’s relative core return on average assets (“Company ROAA”) and core return on average equity (“Company ROAE”) for the three-year performance period commencing in January 2017 and ending in December 2019, giving equal weight to each performance goal.
Company ROAA and Company ROAE are calculated by taking the average of the Company’s return on average assets and average shareholders’ equity, respectively, over the performance period as measured by core net income, which is net income adjusted for the impact of infrequent or non-recurring items, divided by the Company’s average total assets and average total shareholders’ equity, respectively. (See page 19 in this proxy statement for a reconciliation of net income to core net income.) Company ROAA and Company ROAE are compared to the financial institutions in the KBW Index over the same period. The KBW Index's return on average assets and return on average equity are calculated by ranking the three-year average return on average assets and average shareholders’ equity, respectively, for the companies in the KBW Index over the performance period as calculated by dividing net income, by average total assets and average total shareholders’ equity, respectively.
The Company ROAA and Company ROAE performance goals have defined threshold, target and maximum performance levels. If the threshold level of performance is not met for a particular performance goal, the portion of the award related to that performance goal will not vest. The vesting percentages applicable to the performance goals for the 2017 performance-based restricted stock awards are as follows:

		Vesting Percentage*
	Weight	Below Threshold	Threshold	Target	Maximum
Measure	(% of Target No. of Shares)	(Below 35th Percentile)	(35th Percentile)	(50th Percentile)	(75th Percentile and above)
Relative 3-year Company ROAA	50%	0%	25%	50%	75%
Relative 3-year Company ROAE	50%	0%	25%	50%	75%
Total	100%	0%	50%	100%	150%
* Interpolation between performance levels above the Threshold.
The target performance level for the relative 3-year Company ROAA and Company ROAE performance goals (which would result in a 100% payout for each component of the performance-based restricted stock award) was designed to be achievable with continued strong business performance, while the maximum performance level (which would result in a 150% payout) was designed to be more difficult to achieve by requiring us to realize stronger business performance and be positioned among the highest performers compared to the KBW Index over the 3-year performance period.

Each NEO will earn and become vested in shares that range between zero and 150% of the “target” number of shares granted to him or her, based on the Company’s performance over the performance period, as determined by the Compensation Committee. Except as described below, the NEO must remain employed through the date the Compensation Committee certifies the Company’s performance for the performance period in order to vest in any shares. If the NEO dies or becomes disabled prior to the vesting of the shares, then the NEO will become immediately vested, at the “target” performance level. In connection with a change in control, performance-based shares automatically convert to time-based restricted stock (without proration for the percentage of the performance period that has elapsed since the grant date), as follows:

(i)
If a change in control occurs prior to the 24-month anniversary of the grant date, then the performance shares convert to time-based restricted stock equal to the “target” number of performance shares, with no further right by the employee to earn any additional shares;

(ii)
If a change in control occurs on or after the 24-month anniversary of the grant date, the conversion of the performance-based shares to time-based restricted stock will be based on the Company’s performance determined under the performance criteria from the grant date through the earliest of (A) the date of the change in control or (B) the date of the Company’s entry into the material definitive agreement pursuant to which the change in control occurs; and

(iii)	The vesting of the time-based restricted stock as so converted pursuant to (i) or (ii) above shall occur as described under the heading “Time-Based Restricted Stock” below.
Time-Based Restricted Stock. The 2017 time-based restricted stock grants to our NEOs vest in full on the third anniversary of the grant date, subject to the NEO’s continued employment with the Company on vesting date. If the NEO dies or becomes disabled prior to the vesting of the shares, then vesting is accelerated and the executive will become immediately vested in all of the shares. If the NEO is terminated without cause or the NEO resigns for good reason (as define in the award agreement embodying the grant) during the six-month period prior to or the 12-month period following a change in control, or if the NEO’s award agreement is not assumed or replaced by the acquirer on terms deemed by the Company’s Compensation Committee or Board of Directors to be appropriate, vesting is accelerated and the NEO will become immediately vested in all of the shares.
Non-Qualified Stock Options. The 2017 non-qualified stock options awarded to our NEOs vest in three equal installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment with the Company on each vesting date. If the NEO's service with the Company terminates for any reason other than in connection with a change in control or the death or disability of the NEO, any options that have not vested as of the date of that termination shall be forfeited, and the exercise period of any vested options shall expire three months after that termination of service (but in no event after the expiration date of the options), except in the case of a termination for cause, in which case the exercise period for all options held by the NEO shall expire immediately. If the NEO's service with the Company terminates on account of death or disability, the vesting date for all options that have not vested or been forfeited shall be accelerated to the date of that termination of service, and the exercise period of all options shall expire one year after that termination of service (but in no event after the expiration date of the options). Upon a change in control of the Company, the vesting date for all options that have not vested or been forfeited shall be accelerated to the date of the earliest event constituting a change in control.
Compensation Program Changes for 2018

During 2017, the Compensation Committee asked WTW, as a part of their engagement, to review the design of our EIP and long-term incentive programs in light of prevailing market practices and our executive compensation philosophy and objectives. Based on this evaluation, WTW recommended, and the Committee approved, the following changes to our programs for 2018:
Annual Cash Incentive (EIP)

•
A new metric, deposit mix, was added to the incentive metrics under our EIP, with all of the metrics being equally weighted in the 2018 plan. This metric reflects the importance of growing our non-interest bearing deposits as a percentage of our total deposits.

•
The maximum payout under the EIP for our NEOs was increased to 200% of target from the 170% maximum payout under the 2017 plan. Increasing the maximum payout provides a greater incentive for exceeding target performance and is consistent with market practice.

•
The maximum performance requirement for the metrics in our EIP that are measured on a relative basis versus the KBW Index constituents was increased to the 90th percentile from the 75th percentile. This change was made in light of the increased maximum incentive payout under the plan.

Long-Term Incentives

•
A more formal process has been developed for making equity-based long-term incentive awards based on the use of defined grant guidelines that are established taking into consideration competitive market practices.

•
The maximum shares that can be earned by our NEOs under our performance-based restricted stock grants was increased to 200% of the target award in order to provide an enhanced incentive for outperforming our industry.

•
The maximum relative ROAA and ROAE performance requirements were increased to the 90th percentile of the constituents of the KBW Index, in recognition of the increase in the maximum shares that could be earned through our performance-based restricted stock grants.

•
Total shareholder return (“TSR”) was added as a performance metric under our performance-based restricted stock awards. Our relative TSR performance versus our approved compensation peer group will be used to adjust up or down any award earned based on our ROAA or ROAE performance, by up to 20%. We believe the use of TSR as a performance metric further aligns our NEO’s interests with our shareholders and appropriately rewards our NEOs for shareholder value creation.

Other Compensation and Governance Policies and Practices
Recoupment/Clawback Policy
The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to maintain and enhance a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to the Company’s long-term growth. For this reason, the Board believes that it may be appropriate for the Company to recover incentive compensation provided to employees in certain circumstances. In light of these concerns, the Board adopted and maintains a recoupment, or clawback, policy, applicable to incentive-based compensation. The Board reviews this policy at least annually, and more frequently as needed, to comply with applicable law.
The policy provides that if the Compensation Committee determines that fraud, material error, gross negligence, or intentional misconduct by a Covered Officer, as that term is defined below, contributed to the Company’s restatement of its financial statements (“Covered Misconduct”), the Compensation Committee shall, in its discretion, refer such matter and its recommendation as to an appropriate remedy to the full Board of Directors for consideration. The Board, upon review of the Compensation Committee’s recommendations and such independent inquiry or investigation as it determines to be advisable, shall (i) confirm that Covered Misconduct occurred; (ii) confirm the period in which the Covered Misconduct occurred (the “Covered Period”); and (iii) determine such action as it deems necessary to remedy the Covered Misconduct and prevent its recurrence. To the extent permitted by applicable law, the Compensation Committee and the Board may require reimbursement of any bonus or incentive compensation paid to the Covered Officer, or cancel unvested restricted stock or other stock or stock-based awards previously granted to the Covered Officer, in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results and to the extent such payments are compensation for services performed by the Covered Officer during the Covered Period. The Compensation Committee and the Board shall have full discretion to decline to seek recovery under this Policy. In exercising such discretion, the Compensation Committee and the Board may consider the following factors: (A) the likelihood of success in achieving the recovery, given the anticipated cost and management effort required, (B) whether the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the Covered Misconduct, (D) any pending legal proceeding relating to the Covered Misconduct. Before the Compensation Committee or the Board determines to seek recovery pursuant to this Policy, the Covered Officer will be provided written notice and the opportunity to be heard at a meeting of the Compensation Committee (which may be in-person or telephonic, as determined by the Compensation Committee). This policy applies to the following “Covered Officers”: the Company’s Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and any other Company officer that is designated a “Named Executive Officer,” as determined in accordance with Item 402(a)(3) or Item 402(m)(2) of Regulation S-K under the Securities Exchange Act of 1934.

Stock Ownership Guidelines

We have in place Board-approved stock ownership guidelines applicable to our senior officers, including our NEOs, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term shareholders. Senior officers have five years from the time they are promoted, named to a senior leadership position or their ownership requirement is increased to achieve the ownership levels set forth in our stock ownership guidelines. The stock ownership levels currently applicable to our NEOs and non-employee directors under these guidelines are as follows:

Level	Guideline
President and CEO	6.0× base salary
Other NEOs	2.0× base salary
Non-Employee Directors	5.0× base annual retainer

A senior officer’s stock ownership requirement is based upon the officer's salary as of the date the guidelines were adopted or, if later, as of the date the officer first became subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the senior officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).
The ownership requirement is based on actual ownership, which includes (i) all shares beneficially owned, but excluding unexercised stock options, unvested shares of restricted stock or restricted stock units, (ii) shares held in trust where the officer or Board member retains beneficial ownership, and (iii) and any shares accumulated through employee benefit plans.
The Compensation Committee and the Board review compliance with the guidelines at least annually. If a director or executive officer fails to comply with the guidelines, the Committee and/or the Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or Board retainers in stock. As of March 2018, each of our non-employee directors and NEOs who have held their current title for at least five years had met their respective stock ownership requirements.
Accounting and Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. The Compensation Committee and management, however, have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.
Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations. The Compensation Committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, to the extent consistent with the Company's compensation philosophy, may approve compensation that is not fully deductible. Effective for our 2018 tax year, TCJA legislation recently signed into law will expand somewhat the number of individuals covered by Section 162(m) and eliminate the exception for certain performance-based compensation that does not meet the binding contract exception requirements of Section 162(m).
Anti-Hedging

The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company's common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds.
Anti-Pledging

To further the Company’s corporate governance objective of encouraging alignment of the interests of officers and directors of the Company with shareholders’ interest in the long-term performance of the Company, our named executive officers and directors are prohibited from pledging any Company securities.  Subject to the foregoing and with prior approval of the Compensation Committee for a reasonable purpose (e.g., to purchase a home, pay children’s educational expenses or help with medical or special nursing needs for aging parents), our named executive officers and directors may pledge Company securities held in excess of our share ownership guidelines as collateral for a recourse loan.  As of the date of this proxy statement, none of our directors or named executive officers has pledged any shares of his or her Company stock.

Summary Compensation

The following table sets forth information concerning the annual compensation for services provided by our CEO, our CFO, and our three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2017.

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation	All Other Compensation [4]	Total
Kevin J. Hanigan President/CEO	2017	$750,000	$—	$320,312	$424,517	$573,750	$81,783	$2,150,362
	2016	640,000	—	793,760	—	489,600	102,220	2,025,580
	2015	580,000	—	—	—	529,238	103,812	1,213,050
J. Mays Davenport EVP and Chief Financial Officer	2017	375,000	—	116,994	156,762	191,250	37,996	878,002
	2016	320,000	—	289,972	—	163,200	53,363	826,535
	2015	285,000	81,400	162,800	—	173,371	50,776	753,347
Charles D. Eikenberg EVP, Community Banking	2017	350,000	—	109,910	145,320	178,500	42,148	825,878
	2016	300,000	—	272,398	—	153,000	59,228	784,626
	2015	285,000	—	—	—	173,371	58,746	517,117
Scott A. Almy EVP, Chief Operating Officer, Chief Risk Officer & General Counsel	2017	365,000	—	113,490	153,330	186,150	43,583	861,553
	2016	310,000	—	281,184	—	158,100	60,992	810,276
	2015	291,250	—	—	—	177,173	60,707	529,130
Thomas S. Swiley EVP, Chief Lending Officer	2017	350,000	—	109,910	145,320	178,500	48,662	832,392
	2016	300,000	—	272,398	—	153,000	65,324	790,722
	2015	285,000	—	—	—	173,371	63,900	522,271

1.
In January 2015, as part of the Company's merger with LegacyTexas Group, Inc. and Mr. Davenport's employment with the Company, Mr. Davenport was awarded 12,000 shares of Company common stock, of which 4,000 shares vested immediately with the remaining 8,000 shares to vest equally over the next two years following the grant date. The amount reported in this column represents the 4,000 shares of Company common stock that vested immediately in 2015 with a grant date fair value of $20.35 per share. See Footnote 2 for additional information.

2.
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based on the assumptions set forth in Note 13 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2018. The amount reported in this column for Mr. Davenport in 2015 represents the 8,000 shares of time-based restricted stock described in footnote 1 granted to Mr. Davenport with a grant date fair value of $20.35 per share. The number and grant date fair value of the restricted stock and performance-based restricted stock awarded to each NEO during 2017 are shown in the Grants of Plan-Based Awards table. During 2017, the stock awards granted to the NEOs were split equally between time-based and performance-based awards. The value of the performance-based restricted stock included in the table is the grant date fair value based on probable outcomes at the date of grant, which is using the target share amount potentially payable. The value of each of the performance-based restricted stock awards for each NEO assuming the highest level of performance (150%) and based on the closing price of $38.92 for our common stock on the March 29, 2017 grant date, would be as follows:

Name	Fair Value at Grant Date	Maximum Value at Grant Date
Kevin J. Hanigan	$160,156	$240,253
J. Mays Davenport	58,497	87,765
Charles D. Eikenberg	54,955	82,433
Scott A. Almy	56,745	85,118
Thomas S. Swiley	54,955	82,433

3.
The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 13 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 8, 2018. These option awards, which are earned over three years, are subject to time-based vesting. See the Outstanding Equity Awards at Fiscal Year-End table for additional information.

4.	The amounts reported in this column for 2017 are as follows:

	Benefit Type
Name	401(k) matching	ESOP allocation	Dividends paid on restricted stock	Bank-owned life insurance [a]	Perquisites and other personal benefits		Total
Kevin J. Hanigan	$13,500	$11,878	$22,318	$335	$33,752	[b]	$81,783
J. Mays Davenport	13,500	11,878	3,711	—	8,907	[c]	37,996
Charles D. Eikenberg	13,500	11,878	9,070	264	7,436	[c]	42,148
Scott A. Almy	13,500	11,878	9,183	—	9,022	[c]	43,583
Thomas S. Swiley	13,500	11,878	9,070	—	14,214	[d]	48,662

a.
Represents insurance premiums paid on the death benefit portion of bank-owned life insurance. Under the terms of the bank-owned life insurance, if the executive dies prior to separation of service, the executive's designated beneficiary is entitled to receive a death benefit in an amount determined by the executive's most recent officer title at the time of death.

b.	Includes a $32,308 health benefit allowance.

c.	Includes $7,200 auto allowance for Mr. Davenport, Mr. Eikenberg, and Mr. Almy.

d.	Includes $5,538 health benefit allowance and $7,200 auto allowance.

Grants of Plan-Based Awards
The following table provides information concerning 2017 plan-based awards made to NEOs.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock [3] #	All Other Option Awards: Number of Securities Under-lying Options [4] #	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards [5] $
Name	Award Type	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Kevin J. Hanigan	cash incentive		$225,000	$450,000	$765,000
	restricted stock	3/29/2017							4,115			$160,156
	performance-based restricted stock	3/29/2017				2,058	4,115	6,173				160,156
	stock options	3/29/2017								37,100	$38.92	424,517
J. Mays Davenport	cash incentive		75,000	150,000	255,000
	restricted stock	3/29/2017							1,503			58,497
	performance-based restricted stock	3/29/2017				752	1,503	2,255				58,497
	stock options	3/29/2017								13,700	38.92	156,762
Charles D. Eikenberg	cash incentive		70,000	140,000	238,000
	restricted stock	3/29/2017							1,412			54,955
	performance-based restricted stock	3/29/2017				706	1,412	2,118				54,955
	stock options	3/29/2017								12,700	38.92	145,320
Scott A. Almy	cash incentive		73,000	146,000	248,200
	restricted stock	3/29/2017							1,458			56,745
	performance-based restricted stock	3/29/2017				729	1,458	2,187				56,745
	stock options	3/29/2017								13,400	38.92	153,330
Thomas S. Swiley	cash incentive		70,000	140,000	238,000
	restricted stock	3/29/2017							1,412			54,955
	performance-based restricted stock	3/29/2017				706	1,412	2,118				54,955
	stock options	3/29/2017								12,700	38.92	145,320

1.
Represents the threshold, target and maximum amounts potentially payable for the year ended December 31, 2017 under the EIP. If some, but not all, performance criteria met or exceeded the threshold level, a pro-rata portion of the incentive award could still be earned. The actual amounts earned for 2017 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information, see “- Compensation Elements -- Annual Cash Incentive” and “- 2017 Compensation Decisions -- Annual Cash Incentive.”

2.
Represents the threshold, target and maximum number of shares of performance-based restricted stock that may be earned based on the Company's performance for the performance period beginning on January 1, 2017 and ending on December 31, 2019 under the Company's long-term equity incentive plans. If some, but not all, performance criteria meet or exceed the threshold level, a pro-rata portion of the incentive award could still be earned. For more information regarding our performance-based restricted stock awards, see “- Compensation Elements -- Long-Term Incentives,” “- 2017 Compensation Decisions -- Long-Term Incentives” and the “- Outstanding Equity Awards at Fiscal Year-End" table below.

3.
Represents time-based restricted stock awards which are subject to three-year cliff vesting from the grant date. For additional information regarding the terms of these awards, see “- Compensation Elements --Long-Term Incentives,” “- 2017 Compensation Decisions -- Long-Term Incentives,” and the “- Outstanding Equity Awards at Fiscal Year-End" table below.

4.
Represents non-qualified stock option awards which vest in three equal installments beginning on the first anniversary of the grant date. For additional information regarding the terms of these awards, see “- Compensation Elements --Long-Term Incentives,” “- 2017 Compensation Decisions -- Long-Term Incentives,” and the “- Outstanding Equity Awards at Fiscal Year-End" table below.

5.
Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 13 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2018. For performance-based restricted stock awards, the grant date fair value is calculated using the target share amount potentially payable.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised stock options and outstanding stock awards held by NEOs as of December 31, 2017. The market value of the stock awards is based on the closing market price of LegacyTexas Financial Group, Inc. on December 29, 2017 of $42.21.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable[1]	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
Kevin J. Hanigan	02/28/13	96,000	24,000	$20.85	02/28/23	8,000	[2]	$337,680	8,000	[3]	$337,680
	07/25/16	—	—	—	—	13,550	[4]	571,946	20,325	[5]	857,918
	03/29/17	—	37,100	38.92	03/29/32	4,115	[6]	173,694	6,173	[7]	260,562
						25,665		1,083,320	34,498		1,456,160
J. Mays Davenport	07/25/16	—	—	—	—	4,950	[4]	208,940	7,425	[5]	313,409
	03/29/17	—	13,700	38.92	03/29/32	1,503	[6]	63,442	2,255	[7]	95,184
						6,453		272,382	9,680		408,593
Charles D. Eikenberg	02/28/13	40,000	10,000	20.85	02/28/23	3,200	[2]	135,072	3,200	[3]	135,072
	07/25/16	—	—	—	—	4,650	[4]	196,277	6,975	[5]	294,415
	03/29/17	—	12,700	38.92	03/29/32	1,412	[6]	59,601	2,118	[7]	89,401
						9,262		390,950	12,293		518,888
Scott A. Almy	02/28/13	40,000	10,000	20.85	02/28/23	3,200	[2]	135,072	3,200	[3]	135,072
	07/25/16	—	—	—	—	4,800	[4]	202,608	7,200	[5]	303,912
	03/29/17	—	13,400	38.92	03/29/32	1,458	[6]	61,542	2,187	[7]	92,313
						9,458		399,222	12,587		531,297
Thomas S. Swiley	02/28/13	40,000	10,000	20.85	02/28/23	3,200	[2]	135,072	3,200	[3]	135,072
	07/25/16	—	—	—	—	4,650	[4]	196,277	6,975	[5]	294,415
	03/29/17	—	12,700	38.92	03/29/32	1,412	[6]	59,601	2,118	[7]	89,401
						9,262		390,950	12,293		518,888

1.
Options with a grant date of February 28, 2013 vest annually in 20% increments with the final tranche vesting on February 28, 2018. Options with a grant date of March 29, 2017 vest annually in 33.33% increments, with upcoming vesting dates of March 29, 2018, 2019 and 2020.

2.	Time-based restricted stock awards that vest annually in 20% increments with the final tranche vesting on February 28, 2018.

3.
Performance-based restricted stock awards that vest annually in 20% increments, subject to the Company achieving 85% of the budgeted earnings per share established by the Board of Directors for the operating year immediately prior to the vesting year. The final tranche of these awards vests on February 28, 2018.

4.	Time-based restricted stock awards that vest on July 25, 2019.

5.
Performance-based restricted stock awards (based on achieving maximum performance goals) which will vest and be earned based on Company ROAA and Company ROAE relative to a specified peer group of financial institutions over a three-year performance period commencing in January 2016 and ending in December 2018.

6.	Time-based restricted stock awards that vest on March 29, 2020.

7.
Performance-based restricted stock awards (based on achieving maximum performance goals) which will vest and be earned based on Company ROAA and Company ROAE relative to a specified peer group of financial institutions over a three-year performance period commencing in January 2017 and ending in December 2019.

Option Exercises and Stock Vested
The following table provides information concerning the stock options exercised and shares of restricted stock that vested during 2017 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting [1]
Kevin J. Hanigan	—	$—	16,000	$681,440
J. Mays Davenport	—	—	4,000	164,400
Charles D. Eikenberg	—	—	8,800	359,528
Scott A. Almy	—	—	8,800	363,152
Thomas S. Swiley	—	—	8,800	363,152

1.	Represents the value realized upon vesting of restricted stock awards based on the market value of shares on the vesting date.
Non-qualified Deferred Compensation
The following table sets forth information about the non-qualified deferred compensation activity during 2017 for the NEOs participating in the deferred compensation plan.

Name	Plan	Executive Contributions in Last FY	Company's Contributions in Last FY	Aggregate Earnings in Last FY [1]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE [2]
Kevin J. Hanigan	Deferred Compensation Plan	$—	$—	$138	$—	$71,924
J. Mays Davenport	Deferred Compensation Plan	—	—	19,149	—	127,390

1.
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

2.	Of the aggregate balances shown, $20,076 and $0 was reported as compensation earned by Mr. Hanigan and Mr. Davenport, respectively, in the Company's Summary Compensation for prior years.
See the discussion under “- Compensation Elements -- Benefits --- Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.

Post-Termination Payments and Benefits
The following table summarizes the amounts each of the NEOs would be entitled to receive as of December 31, 2017 following certain types of terminations of employment or in connection with a change in control. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2017 (the last day of the Company’s 2017 fiscal year), and that the value of a share of the Company’s stock on that day was $42.21, the closing price on December 29, 2017, the last trading day of the calendar year. In addition, in keeping with the SEC’s rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control.
Beginning in 2016, we have included a “double trigger” change in control vesting provision in the long-term incentive awards granted to executive officers under our 2012 Equity Incentive Plan. Unvested awards do not automatically vest upon a change in control, so long as the awards are assumed or replaced by the acquiring or continuing entity on terms deemed by the Compensation Committee or the Board of Directors to be appropriate. Factors that the Compensation Committee or the Board of Directors may consider would likely include: (i) a value at least equal to the value of the replaced award, (ii) the award relates to publicly traded equity securities of the Company or its successor following the change in control, and (iii) the award has terms and conditions (such as vesting and time of payment) not less favorable than in effect before the change in control. Vesting and payment of such continuing awards will accelerate in the event of involuntary termination of employment within 12 months following a change in control. If the awards are not are assumed or replaced as described above, vesting and payment will be accelerated upon the change in control.

Benefit	Retirement	Death	Disability	Involuntary or Good Reason Termination (Not In Connection with Change in Control)	Involuntary or Good Reason Termination (In Connection with Change in Control)
Kevin J. Hanigan
Salary continuance [1,2]	$—	$600,000	$—	$1,575,000	$3,842,588
Restricted stock awards [4]	—	2,539,480	2,539,480	—	2,539,480
Stock options [4]	—	634,699	634,699	—	634,699
BOLI [5]	—	150,000	—	—	—
Outplacement and healthcare[6]	—	—	—	47,280	47,280
J. Mays Davenport
Salary continuance [1,3]	—	600,000	—	375,000	1,005,214
Restricted stock awards [4]	—	680,975	680,975	—	680,975
Stock options [4]	—	45,073	45,073	—	45,073
Outplacement and healthcare[6]	—	—	—	48,640	72,280
Charles D. Eikenberg
Salary continuance [1,3]	—	600,000	—	350,000	959,914
Restricted stock awards [4]	—	909,838	909,838	—	909,838
Stock options [4]	—	255,383	255,383	—	255,383
BOLI [5]	—	100,000	—	—	—
Outplacement and healthcare[6]	—	—	—	40,768	56,536
Scott A. Almy
Salary continuance [1,3]	—	600,000	—	365,000	991,782
Restricted stock awards [4]	—	930,519	930,519	—	930,519
Stock options [4]	—	257,686	257,686	—	257,686
Outplacement and healthcare[6]	—	—	—	48,467	71,935
Thomas S. Swiley
Salary continuance [1,3]	—	600,000	—	350,000	959,914
Restricted stock awards [4]	—	909,838	909,838	—	909,838
Stock options [4]	—	255,383	255,383	—	255,383
Outplacement and healthcare[6]	—	—	—	25,907	26,814

1.	The amount for payment upon death represents four times annual base salary up to $600,000, which is a benefit available to all active full time officers.

2.
The amount reflected in the “Involuntary or Good Reason Termination (NOT In Connection with Change in Control)” column includes the payment to Mr. Hanigan of his (i) annual base salary for 18 months following termination and (ii) the pro rata portion of any earned but unpaid target cash incentive for the year. The amount reflected in the “Involuntary or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment to Mr. Hanigan equal to (i) 36 months of annual base salary and (ii) three times the average annual cash incentive paid to him for the three fiscal years immediately preceding the date of termination; provided, however, if the change in control occurs during such time as the Bank and the Company are not at least “adequately capitalized” (within the meaning of 12 U.S.C. § 1831o(b)), the annual base salary payment would be reduced to 24 months and the annual cash incentive would be reduced to two times the average annual cash incentive paid for the three fiscal years immediately preceding the date of termination. See “- Compensation Elements -- Benefits --- Employment Agreement of Kevin J. Hanigan.”

3.
The amount reflected for termination of each of the executives in the “Involuntary or Good Reason Termination (NOT In Connection with Change in Control)” is their respective annual base salaries for 12 months. The amount reflected in the “Involuntary or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment equal to (i) 24 months of the executive's average annual base salary for the three year period ending on the date of termination and (ii) two times the average annual cash incentive paid to the executive for the three fiscal years immediately preceding the date of termination. See "- Compensation Elements -- Benefits --- Change in Control and Severance Benefits Agreements."

4.
Reflects the value of unvested restricted stock awards, both time- and performance-based, and stock options which vest in full in the circumstances indicated. The value of restricted stock is based on the December 29, 2017 closing price of $42.21.  The value of the stock options is based on the excess, if any, of the $42.21 closing market price and the option exercise price. Performance-based restricted stock awards are assumed to pay out at the “maximum” level (150%) under the “Death”, “Disability” and "Involuntary or Good Reason Termination (In Connection with

Change in Control)" columns. See “- Compensation Elements -- Long-Term Incentives” and “- 2017 Compensation Decisions -- Long-Term Incentives.”

5.	Represents the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at the Company.

6.
Amount represents the estimated cost of outplacement services and the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, that will be provided to the NEO in the event of involuntary or good reason terminations for 12 months, or if the termination occurs in connection with or following a change in control, the NEOs may receive up to 24 month of hospitalization, medical, dental, prescription drug and other health benefits.

COMPENSATION OF DIRECTORS
During 2017, each non-employee director received (i) a $25,000 annual retainer; (ii) $1,800 per board meeting attended and (iii) $750 per committee meeting attended. In addition, the Chairman of the Board received an additional $75,000 per year fee, the Audit and Compensation Committee Chairs received an additional $7,500 per year fee and the Enterprise Risk, Loan, and Governance and Nominations Committee Chairs received an additional $5,000 per year fee. Directors may elect to defer receipt of all or any part of their directors' fees pursuant to a non-qualified deferred compensation plan. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account.
Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors' and officers' liability insurance and on a $50,000 term life insurance policy covering each director. At the time a director reaches the age of 65, the amount of insurance coverage is reduced to $32,500, and at the age of 70 and over, the coverage is reduced to $25,000.
We have Board-approved stock ownership guidelines applicable to the Company’s non-employee directors to further reinforce the alignment of the financial interests of these individuals with those of our long-term shareholders.   See “- Other Compensation and Governance Policies and Practices -- Stock Ownership Guidelines.” As of March 2018, each of our directors has met the stock ownership requirement.
Director Compensation Table
The following table sets forth information regarding compensation earned by or awarded to each of the Company's non-employee directors during 2017, each of whom is also a director of the Bank. Compensation is paid to directors for service on the Bank Board of Directors. No additional compensation is paid for service on the Company's Board.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	Option Awards [3]	All Other Compensation [4]	Total

Arcilia Acosta	$64,150	$38,920	$—	$3,285	$106,355
George A. Fisk	80,650	38,920	—	3,285	122,855
Bruce W. Hunt	68,400	38,920	—	5,565	112,885
Anthony J. LeVecchio	173,650	38,920	—	6,198	218,768
James Brian McCall	60,900	38,920	—	5,565	105,385
Karen H. O'Shea	78,100	38,920	—	6,037	123,057
R. Greg Wilkinson	65,400	38,920	—	3,285	107,605

1.	Directors may defer all or any part of their director's fees, which pursuant to the non-qualified deferred compensation plan are invested in independent third-party mutual funds.

2.
The amounts reflected in this column represent the grant date fair value under ASC Topic 718, of an award to each director of 1,000 shares of restricted stock on March 29, 2017, which is scheduled to vest on March 29, 2020. The grant date fair value amount is based on the per share closing price of the Company’s common stock on the date the award was made of $38.92. As of December 31, 2017, Ms. Acosta, Mr. Fisk and Mr. Wilkinson each held 5,140 unvested shares of restricted stock and Mr. LeVecchio, Mr. Hunt, Mr. McCall and Ms. O’Shea each held 8,140 unvested shares of restricted stock. Vesting of a director’s awards accelerates in the event of the director’s death or disability, or in connection with a change in control.

3.
As of December 31, 2017, Mr. LeVecchio, Mr. Hunt, Mr. McCall and Ms. O’Shea each held stock options to purchase 22,500, 37,500, 14,500, and 37,500 shares of Company common stock, respectively. No other director listed in the table held any options to purchase Company common stock at December 31, 2017.

4.
All other compensation includes dividends paid on restricted stock, spouse travel and insurance premiums paid on the death benefit portion of bank-owned life insurance. Under the terms of the bank-owned life insurance, if the participating director dies while a director at the Company, the director's designated beneficiary is entitled to receive a death benefit in an amount of $40,000. Mr. LeVecchio and Ms. O'Shea are the only directors that participate in bank-owned life insurance.

Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement.
The foregoing report is provided by the Compensation Committee of the Board of Directors:

Karen H. O'Shea (Chair)
Anthony J. LeVecchio
Arcilia C. Acosta
George A. Fisk

CEO PAY RATIO
The Compensation Committee reviewed a comparison of our President and CEO’s annual total compensation in 2017 to that of our median employee’s annual total compensation for the same period.  In determining the median employee, a listing was prepared of all employees as of October 6, 2017, ranking the employees by their aggregate compensation, consisting of base salary received in 2017, annual bonus earned for 2017 and contributions made under the Company’s Employee Stock Ownership Plan for 2017. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those permanent employees that were not employed for the full year of 2017. After identifying the median employee we calculated annual total compensation for that employee using the same methodology we use for our named executive officers set forth in the 2017 Summary Compensation Table in this proxy statement. Our President and CEO had annual total compensation of $2,150,362, and our median employee had annual total compensation of $61,000.  The resulting ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee for 2017 is 35 to 1.

CORPORATE GOVERNANCE
Director Independence. The Board of Directors of the Company has determined that all of its directors, with the exception of Kevin J. Hanigan, the Company's President and CEO, are “independent directors” as that term is defined by applicable listing standards of the Marketplace Rules of the Nasdaq Global Select Market and by the SEC, including the more stringent independence requirements for Audit and Compensation Committee membership. These independent directors are Anthony J. LeVecchio, Bruce W. Hunt, James Brian McCall, Karen H. O'Shea, Arcilia C. Acosta, George A. Fisk and R. Greg Wilkinson. In determining the independence of directors, the Board of Directors considered the various deposit, loan and other relationships that each director has with the Bank, including loans and lines of credit, that were not required to be disclosed in this proxy statement under the heading “Loans and Related Transactions with Executive Officers and Directors,” and determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.
Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent non-executive member of the Board, which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and shareholder meetings. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders. Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.
Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in the Company that include, but are not limited to, loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees
The membership of the Bank's Board of Directors is identical to the Company's Board of Directors. Meetings of both Boards of Directors are generally held on a monthly basis, which is in addition to quarterly strategic meetings and the occasional special meeting. For the fiscal year ended December 31, 2017, the Board of Directors of the Company held 14 meetings, all of which included a meeting of the Board of Directors of the Bank. During fiscal year 2017, no director who served during 2017 attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.
The Board of Directors of the Company has standing Compensation, Audit, and Governance and Nominating Committees. Information regarding the functions of these Board committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2017, is set forth below.
Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The current members of the Compensation Committee are Directors O'Shea (Chair), LeVecchio, Fisk and

Acosta. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the CEO and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis - Compensation Philosophy and Key Considerations.” In 2017, the Compensation Committee held 12 meetings.
Audit Committee and Audit Committee Financial Expert. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements, our financial reporting processes, our systems of internal accounting and financial controls, our compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.
The current members of the Audit Committee are Directors Fisk (Chair), McCall, LeVecchio and Acosta. All members of the Audit Committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Mr. Fisk and Mr. LeVecchio have had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in their financial expertise. The Board of Directors has designated Mr. Fisk and Mr. LeVecchio as “audit committee financial experts” as defined by the rules of the SEC. During 2017, the Audit Committee held nine meetings.
Governance and Nominating Committee. The Governance and Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Governance and Nominating Committee is responsible for overseeing the corporate governance policies for the Company and to identify and recommend director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee. The Governance and Nominating Committee has the following responsibilities under its charter:

(i)
Review and recommend to the Board of Directors for approval policies to enhance the Board's effectiveness, including policies with respect to the distribution of information to Board members, the size and composition of the Board, and the frequency and structure of Board meetings;

(ii)
Review and reassess at least annually the corporate governance guidelines of the Company to determine whether they are appropriate for the Company and comply with applicable laws, regulations and listing standards, and recommend any proposed changes to the Board of Directors for approval;

(iii)	Consider any requests for waiver of, and address any violations or alleged violations of, the Company's codes of conduct and ethics that relate to a Board member or executive officer of the Company;

(iv)	Assist in identifying, interviewing and recruiting candidates for the Board;

(v)
Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's charter and bylaws relating to the nomination or appointment of directors, based on criteria established by the Board;

(vi)
Review nominations submitted by shareholders that comply with the requirements of the Company's charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(vii)	Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees, as necessary; and

(viii)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.
Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company's bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company's principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.
The current members of the Governance and Nominating Committee are Directors Hunt (Chair), O'Shea and Wilkinson. During 2017, the Governance and Nominating Committee met three times.
Committee Charters. The full responsibilities of the Audit, Compensation, and Governance and Nominating Committees are set forth in their charters, which are posted in the Committee Charting section of our website at www.LegacyTexasFinancialGroup.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. A copy of our code of business conduct and ethics is available on our Internet website address, www.LegacyTexasFinancialGroup.com.

Shareholder Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Scott A. Almy, EVP/Chief Operating Officer, Chief Risk Officer and General Counsel, LegacyTexas Financial Group, Inc., 5851 Legacy Circle, Plano, Texas, 75024, who will promptly forward all such communication to each director.

Board Member Attendance at Annual Shareholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our then current directors were in attendance at last year's annual shareholder meeting.

AUDIT AND RELATED FEES

For the fiscal years ended December 31, 2017 and 2016, Ernst & Young LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

	2017	2016
Audit fees	$911,700	$958,201
Audit-related fees	40,000	45,000
	$951,700	$1,003,201

Audit Fees include aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company's Quarterly Reports on Form 10-Q, for statutory and regulatory audits, for the financial statements for the U.S. Department of Housing and Urban Development and for consents.
Audit-Related Fees include aggregate fees billed for professional services rendered related to the audits of retirement and employee benefit plans and agreed-upon procedures engagements.
No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees” and “Audit-Related Fees” for 2017 and 2016.

The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP's independence.
Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter, for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2017 and 2016 were approved pursuant to a waiver of the pre-approval requirements of the SEC's rules.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2017, with the Company's management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, currently in effect.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board concerning Independence as currently in effect and has discussed with Ernst & Young LLP their independence.
Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

George A. Fisk (Chair)	Anthony J. LeVecchio

Arcilia C. Acosta	James Brian McCall

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS
The Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. All loans that the Bank makes to directors and executive officers are subject to regulations of the Bank's primary regulators restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and named executive officers and their associates totaled $14.4 million at December 31, 2017, which was 1.5% of our consolidated total shareholders' equity at that date.
Under our Code of Business Conduct and Ethics, all business transactions between the Company (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:

(1)
The terms, conditions and means of compensation shall be no less favorable to the Company than other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of the Company, or their related interests.

(2)
All related party transactions between our directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the Nasdaq Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)
The minutes of any Board meeting at which a business transaction between the Company and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

During 2017, there were no related party transactions between the Company and any of its directors, executive officers and/or their related interests, except for the loans discussed above.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of the reports they file. Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that all reports were timely filed during 2017 other than in the case of Ms. Acosta, the failure to timely file a Form 4 to report one open market purchase of the Company’s common stock held by Ms. Acosta directly and four open market purchases of the Company's common stock held indirectly by Ms. Acosta's children due to a delay by her broker in providing confirmation of the purchases (3,590 shares purchased in total reported on a Form 4 one day late, representing one late report).

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and the SEC's implementing rules, we are including in this proxy statement and will present at the annual meeting an advisory (non-binding) vote on executive compensation, commonly known as a “say-on-pay” proposal. This proposal gives shareholders the opportunity to endorse or not endorse the compensation of the Company's NEOs (named executive officers) as disclosed in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
This vote will not be binding on the Company's Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty to the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
As discussed under “Compensation Discussion and Analysis,” the objective of our executive compensation philosophy and programs is to attract and retain experienced, highly qualified executives who are critical to our long-term success and enhancement of shareholder value using a market competitive, pay-for-performance approach. The say-on-pay vote at our annual meeting of shareholders held in 2017, which related to our 2016 executive compensation, was approved by approximately 98% of shareholder votes cast. You are encouraged to read the “Compensation Discussion and Analysis,” including the tables and narrative disclosure describing the 2017 compensation of NEOs.
The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our last frequency vote in 2017, and the most votes were received for a frequency of every year. In keeping with the preference expressed by our shareholders at our 2017 annual meeting, the Company will continue holding "say-on-pay" votes annually.
Our Board of Directors believes that our executive compensation in 2017 continued to achieve the objective of our executive compensation philosophy and programs, and it therefore recommends that shareholders vote FOR this proposal.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors renewed the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2018 fiscal year. Although shareholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to our shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified by the shareholders at the annual meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.
The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2017. Representatives of Ernst & Young LLP have been invited to be present at the annual meeting, and we expect that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Information regarding fees for the various services provided to the Company by Ernst & Young LLP during 2017 and 2016 are discussed in “Audit and Related Fees” above.

SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at the Company's executive office at 5851 Legacy Circle, Plano, Texas, 75024 no later than December 17, 2018. All shareholder proposals submitted for inclusion in the Company's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in the Company's proxy materials), the Company's Charter and Bylaws.
In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company's proxy materials for its next annual meeting of shareholders, the Company's bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company's proxy materials for the meeting.  In order to be eligible for presentation at the Company's next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article I, Section 6 of the Company's bylaws must be received by the Secretary of the Company not earlier than the close of business on January 21, 2019 and not later than the close of business on February 20, 2019.  If, however, the date of the next annual meeting is before May 1, 2019 or after July 20, 2019, the notice of the shareholder proposal must instead be received by the Company's Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS
The cost of solicitation of proxies will be borne by the Company. The Company has engaged Alliance Advisors to assist in the solicitation of proxies and to provide related advice and informational support for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $55,000 in the aggregate. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY

LegacyTexas Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2018

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signer(s) on the reverse side hereby appoint(s) the Board of Directors of LegacyTexas Financial Group, Inc., with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of LegacyTexas Financial Group, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders ("Meeting") to be held on May 21, 2018 at the LegacyTexas Business Center located at 5400 Independence Parkway, Suite 200, Plano, Texas 75023 at 3:30 p.m. Central Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

This proxy will be voted as directed, but if this proxy is signed and dated and no instructions are specified, this proxy will be voted "FOR" proposals 1, 2, and 3, as set forth on the reverse side. Should a nominee be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of LegacyTexas Financial Group, Inc. If any other business is presented at the Meeting, this proxy will be voted as directed by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of LegacyTexas Financial Group, Inc. at the Meeting of the signer(s') decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of LegacyTexas Financial Group, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
LegacyTexas Financial Group, Inc.'s Notice of Annual Meeting, proxy statement and 2017 Annual Report on Form 10-K are available on the Internet at http://www.viewproxy.com/LTXB/2018

PLEASE MARK YOUR VOTES LIKE THIS ☒

1. Election of the following director nominees:
   Nominees: (01) Arcilia C. Acosta
   (02) George A. Fisk
   (03) Kevin J. Hanigan
   (04) Bruce W. Hunt
   (05) Anthony J. LeVecchio
   (06) James Brian McCall
   (07) Karen H. O'Shea
   (08) R. Greg Wilkinson

☐ FOR ALL ☐ WITHHOLD ☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting. ☐

2. Advisory (non-binding) vote on executive compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

To transact such other business as may properly come before the meeting, or any adjournments thereof.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

The below signed acknowledge(s) receipt from LegacyTexas Financial Group, Inc. prior to the execution of this proxy of the Notice of Annual Meeting and a Proxy Statement dated April 16, 2018.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/LTXB

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.